EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 16, 2005, except for note 21(b) which is as of September 23, 2005, and note 1 which is as of June 30, 2006 on the consolidated balance sheets of SmarTire Systems Inc. as at July 31, 2005 and 2004 and the consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three year period ended July 31, 2005, incorporated by reference herein.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
July 11, 2006